Exhibit 107
Calculation of Filing Fee Table
S-3
(Form Type)
D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Shares (3)	457(c), (f)(1)	118,047,291	$2.03	$239,636,000.73	0.0001476	$35,370.27	—	—	—	—
Fees to Be Paid	Equity	Warrants (4)(5)	457(i)	8,000,000	—	—	—	—	—	—	—	—
Fees to Be Paid	Equity	Common shares issuable on exercise of Warrants (5)(6)	457(c), (f)(1), (i)	26,174,387	$11.72	$306,763,815.64	0.0001476	$45,278.34	—	—	—	—
	Total Offering Amounts					$546,399,816.37		$80,648.61	—	—	—	—
	Total Fees Previously Paid					—	—	—	—	—	—	—
	Total Fee Offsets					—	—	$76,555.85(7)	—	—	—	—
	Net Fee Due					—	—	$4,092.76	—	—	—	—

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	D-Wave Quantum Inc.	S-1	333-267124	August 29, 2022		$47,463.72	Equity	Common Shares	62,978,377	$512,014,205.01
Fees Offset Sources	D-Wave Quantum Inc.	S-1	333-267124		August 29, 2022						$47,463.72(7)
Fee Offset Claims	D-Wave Quantum Inc.	S-1	333-267124	August 29, 2022		—	Equity	Warrants	8,000,000	—
Fees Offset Sources	D-Wave Quantum Inc.	S-1	333-267124		August 29, 2022						—
Fee Offset Claims	D-Wave Quantum Inc.	S-1	333-267124	August 29, 2022		$29,092.13	Equity	Common shares issuable on exercise of Warrants	26,174,387	$313,830,900.13
Fees Offset Sources	D-Wave Quantum Inc.	S-1	333-267124		August 29, 2022						$29,092.13(7)
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)In accordance with Rule 457(f)(1), Rule 457(c), and Rule 457(i), as applicable, based on (i) in respect of the shares of D-Wave Quantum Inc.’s (“D-Wave Quantum”) common stock, par value $0.0001 per share (“Common Shares”), the average of the high ($2.12) and low ($1.94) prices of the Common Shares on the New York Stock Exchange (“NYSE”) on March 27, 2024 and (ii) in respect of the Common Shares issuable upon the exercise of the warrants to the purchase Common Shares (“Warrants”), the sum of (x) the average of the high ($0.24) and low ($0.20) prices for the Warrants on the NYSE on March 27, 2024 and (y) the $11.50 exercise price of the Warrants. Pursuant to Rule 457(i), no separate fee is required for the registration of Warrants.
(3)The number of shares of Common Shares being registered represents the sum of (A) 5,816,528 Common Shares purchased in a private placement (the “PIPE Financing”) in connection with the business combination (the “Transaction”) among, inter alia, D-Wave Quantum and DPCM Capital, Inc. (“DPCM”) pursuant to that certain transaction agreement (the “Transaction Agreement”) dated as of February 7, 2022, (B) 3,015,575 Common Shares issued to the initial stockholders of DPCM, including the Sponsor (as defined below), (C) 51,327,111 Common Shares issued to equityholders of D-Wave Systems Inc., (D) 48,409,641 Common Shares issuable for Exchangeable Shares (as defined in the Transaction Agreement) issued to former equityholders of D-Wave Systems Inc., (E) up to 6,589,154 Common Shares issuable upon the exercise of Company Options (as defined in the Transaction Agreement) and (F) up to 2,889,282 Common Shares issuable upon the exercise of Company Warrants (as defined in the Transaction Agreement).
(4)Represents the resale of 8,000,000 warrants to purchase Common Shares (the “Former Private Warrants”) held by CDPM Sponsor Group, LLC (“Sponsor”) that were issued to Sponsor pursuant to the Transaction Agreement in exchange for warrants that were issued in a private placement to Sponsor in connection with DPCM’s initial public offering (the “DPCM IPO”) and that were previously exercisable for shares of DPCM Class A common stock.
(5)Each Warrant is exercisable for 1.4541326 Common Shares.
(6)Represents the issuance of (a) 14,541,326 Common Shares issuable upon the exercise of 10,000,000 warrants to purchase Common Shares that were issued pursuant to the Transaction Agreement in exchange for warrants that were issued in the DPCM IPO and that were previously exercisable for shares of DPCM Class A common stock and (b) 11,633,061 Common Shares issuable upon the exercise of the Former Private Warrants, based on the number of such warrants outstanding on March 28, 2024. In addition, represents the resale of 11,633,061 Common Shares issuable upon the exercise of the Former Private Warrants.
(7)D-Wave Quantum previously filed a registration statement on Form S-1 (File No. 333-267124), initially filed on August 29, 2022 and declared effective on October 26, 2022 (the “Prior Registration Statement”), which registered 62,978,377 Common Shares, 8,000,000 Warrants and 26,174,387 Common Shares issuable on exercise of Warrants for a proposed maximum aggregate offering price of $825,845,105.14. Pursuant to Rule 457(p) under the Securities Act, D-Wave Quantum hereby offsets the total registration fee due under this Registration Statement against the fees previously paid in connection with the Prior Registration Statement. The Registrant has terminated or completed any offerings that included the unsold securities under the Prior Registration Statement.